Exhibit 99.1

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579	FOR IMMEDIATE RELEASE Contacts: David Vander Ploeg Executive VP and CFO 920-882-5854 Elizabeth M. Higashi, CFA Investor Relations 920-243-5392

School Specialty Reports Fiscal 2012 Fourth Quarter and Full Year Results

—	Full Year Revenues of $732.0 Million and Adjusted Net Loss per Share of $0.70

—	Company Discloses Immediate Priorities to Establish Foundation for Growth

—	Long Term Strategic Initiatives Expected to Drive EBITDA Margin Improvement

Greenville, WI, June 14, 2012 — School Specialty (NASDAQ: SCHS) today reported fiscal 2012 fourth quarter and full year financial results for the period ending April 28, 2012. Revenue for the fourth quarter of fiscal 2012 was $119.3 million, compared with $127.4 million in the prior year, a decline of 6.3 percent. The company reported a net loss for the fourth quarter of fiscal 2012 of $51.8 million, or $2.75 per share compared with last year’s net loss of $22.6 million and a loss of $1.20 per share. This year’s fourth quarter was comprised of 13 weeks versus 14 weeks in the fourth quarter of fiscal 2011. Excluding the extra week, fiscal 2012 fourth quarter revenues would have been approximately the same as the previous year’s quarter.

Fourth quarter fiscal 2012 results included a net of tax, non-cash impairment of an equity method investment and valuation allowance totaling $34.5 million or $1.83 per share. Fiscal 2011 fourth quarter results included net of tax impairment debt exchange charges of $5.4 million or $0.29 per share. Excluding these net of tax charges, the adjusted net loss is $17.3 million or $0.92 per share compared with the prior year’s fourth quarter adjusted net loss of $17.2 million or $0.91 per share.

For the 2012 fiscal year, total revenue was $732.0 million compared with $762.1 million in the prior year. The net loss for the year was $134.0 million or $7.10 per share, compared to a net loss of $356.3 million or $18.88 per share in the previous year. The full year’s results for fiscal 2012 included net of tax, non-cash impairment, valuation allowance and other special items totaling $120.8 million or $6.40 per share. Last year’s results included net of tax, non-cash impairment and other special items totaling $350.3 million or $18.56 per share. Excluding the net effect of these special items, this year’s adjusted net loss was $13.2 million or $0.70 per share compared with the prior year’s adjusted net loss of $5.9 million or $0.31 per share.

“Our full year results fell in the range of our latest guidance for fiscal 2012 revenues, adjusted EBITDA and free cash flow,” said President and CEO Michael P. Lavelle. “While the fourth quarter is typically a seasonally slow quarter, on a comparable week basis, Educational Resources showed revenue gains and margin improvements. Accelerated Learning sales were impacted by ongoing delays in curriculum purchases as school districts held off buying related to common core standards and pending assessments.”

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Lavelle added, “In addition, the company completed a debt refinancing of $270 million in late May. While market conditions will continue to be challenging this school year, we expect an uneven recovery should start to emerge as we enter into the next fiscal year. The completion of our refinancing gives us the flexibility to put into place the initiatives that will begin to position the company’s transformation and turnaround.”

Fourth Quarter Financial Results

•

Revenue for the fourth quarter was $119.3 million, compared with $127.4 million for the same period last year. Excluding approximately $8 million of additional revenue in fiscal 2011 due to the extra week in the quarter, revenues would have been approximately flat. Educational Resources revenue declined to $96.4 million in the fourth quarter, compared with $101.9 million in the prior year, but on a comparable week basis, revenues increased approximately 2 percent. Accelerated Learning revenue declined to $22.8 million compared with $25.3 million in the same period last year, and was lower on a comparable weeks basis.

•

Gross profit was $46.0 million compared with $49.0 million in last year’s fourth quarter, a decline of 6.0 percent. Consolidated gross margin improved slightly to 38.6 percent compared with 38.5 percent in the prior year, due to the 120 basis point improvement in gross profit margin by Educational Resources, which offset declines in Accelerated Learning.

•

Selling, general and administrative (SG&A) expenses declined $3.5 million to $67.7 million from the prior year’s $71.2 million. The decline primarily reflected the change in the number of weeks in the quarter and the benefit of ongoing cost savings programs.

•

Adjusted earnings before interest, taxes, depreciation, amortization and impairment charges (adjusted EBITDA) totaled a loss $12.7 million, compared with a loss of $13.7 million in the previous year’s quarter, an improvement despite the additional week in the prior year.

•

The fourth quarter of 2012 was also affected by a pre-tax special charge related to an equity method investment impairment of $9.0 million, $5.6 million net of taxes, or $0.29 per share. In addition, the company recorded a $29.0 million deferred tax valuation allowance, which amounted to $1.53 per share. Charges in 2011 included equity investment impairment of $4.2 million net of tax or $0.22 per share and a net expense of $1.2 million or $0.06 per share, related to the exchange of debt.

•

The provision for taxes in the current year’s quarter was $15.0 million compared with a benefit from taxes of $15.3 million in the previous year. The increase relates to the $29.0 million deferred tax valuation allowance. While a majority of these tax assets do not expire, their realization in future years is uncertain due to several years of net losses.

•

The net loss for this year’s fourth quarter was $51.8 million or $2.75 per share, compared with last year’s fourth quarter net loss of $22.6 million or $1.20 per share. Excluding the special items in both quarters mentioned previously, the net loss and loss per share would have been $17.3 million and $0.92 in fiscal 2012, compared with a net loss and loss per share of $17.2 million and $0.91 in fiscal 2011.

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Fiscal 2012 Financial Results

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Revenue for the fiscal 2012 year was $732.0 million, compared with $762.1 million in the prior year, a decline of 3.9 percent. Fiscal 2012 revenue for Educational Resources was $526.3 million compared with $534.8 million in fiscal 2011. Accelerated Learning revenue was $205.1 million in fiscal 2012 compared with $226.6 million in the prior year.

•

Gross profit for fiscal 2012 was $283.0 million compared with $307.5 million. The consolidated gross margin for fiscal 2012 was 38.7 percent compared to 40.4 percent in fiscal 2011. Lower revenue from higher margin Accelerated Learning products was the major contributor to the gross margin decline.

•

SG&A expenses declined $12.6 million or 4.4 percent to $275.0 million compared with the prior year’s $287.6 million. The decline is due primarily to a combination of decreased variable costs associated with the revenue decline and lower compensation costs.

•	Other general expenses, net included a pre-tax gain of $4.4 million related to the disposal of Seeds of Science/Roots of Reading assets during the third quarter.

•

In fiscal 2012, $57.5 million of outstanding 3.75% convertible subordinated debentures were exchanged and refinanced with new debentures. Expenses of $1.1 million associated with this convertible debt exchange were recognized in fiscal 2012.

•	Adjusted EBITDA totaled $48.7 million, compared with $53.1 million in the prior year.

•	For the year, the company reported total impairment and other net non-operating charges of $120.8 million compared with $350.3 million in fiscal 2011.

•

The net loss for the year was $134.0 million or $7.10 per share in fiscal 2012 compared to a net loss of $356.3 million or $18.88 per share, including the previously mentioned non-cash impairment charges and tax valuation allowances, gain on asset disposals and other special items in fiscal 2012 and the non-cash impairment and debt exchange charges in fiscal 2011.

•

The adjusted net loss was $13.2 million or $0.70 per share for fiscal 2012, compared with an adjusted net loss of $5.9 million or $0.31 per share in the prior year, excluding all impairment and other special items and tax allowances.

•

Free cash flow was $5.8 million for fiscal 2012 compared to $35.1 million in the same period in fiscal 2011. This decline was a result of planned early inventory purchases made during the company’s fourth quarter of fiscal 2011 and the timing of tax payments in the current fiscal year.

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Immediate Priorities and Long Term Initiatives

School Specialty disclosed four immediate priorities and objectives:

•	Targeting investments that will best capitalize on growth opportunities and increase EBITDA

•	Building product management and marketing capabilities to transform the organization

•	Identifying and exiting product lines with inadequate returns

•	Driving a change in culture that focuses on accountability and organic growth

“While our review of the businesses and product lines is ongoing, we are focused on putting into place high priority initiatives that will position us for long term improvement,” said Lavelle. “Our broad and well-respected family of brands is unparalleled in the industry and we intend to build on that foundation even as we continue to face a challenging economic environment for the education industry in the short term.”

“K-12 education is a national priority and as state and local budgets stabilize and grow, we intend to capitalize on our strengths. Our long term initiatives are based on four major components: improving product management and market focus; optimizing our business; improving the customer experience; and expanding into new markets. Our strategic blueprint is intended to position School Specialty as the nation’s premier education company, providing essential products and customer-focused solutions,” Lavelle added.

Financial Outlook

Given the uncertain economic climate in the education sector and the business transformation that is currently underway, management believes that fiscal 2013 will look similar to fiscal 2012 actual results in terms of Revenues and EBITDA.

From a long term outlook perspective, class enrollments are projected to continue to increase and education will continue to be a national priority. Assuming a gradual economic recovery, management believes this business model will achieve organic growth rates in the mid-single digits and will drive profit improvements that will lead to 10% or greater EBITDA margins over a three-to-five year planning horizon beyond fiscal year 2013.

Conference Call

School Specialty will host a conference call and webcast to discuss its fourth quarter and fiscal 2012 financial results and to outline the company’s immediate priorities and long term strategic initiatives and objectives today, June 14, at 10:00 a.m. Central (11:00 a.m. Eastern). The call and accompanying slides will be publicly available live via webcast on the Investor Relations portion of the School Specialty web site at www.schoolspecialty.com. A replay of the call will be available on our website later in the day.

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About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

Accelerated Learning’s major products include: World Wise 3000®, Premier™ Agenda, Delta Education™, FOSS®, CPO Science ™, Frey Scientific ®, Educator’s Publishing Service, Academy of Reading®, Think Math!™, MCI®, S.P.I.R.E.® and SPARK™. Educational Resources proprietary brands include: Education Essentials®, Sportime®, Childcraft®, Sax® Arts & Crafts, Califone®, abc®, Abilitations®, School Smart®, Classroom Select™ and Projects by Design®.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans, prospects, or asset values, including but not limited to statements included under the heading “Outlook,” constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

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School Specialty, Inc.

SCHOOL SPECIALTY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Preliminary and Unaudited

	Three Months Ended		Fiscal Year Ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011
Revenue	$119,274	$127,355	$731,991	$762,078
Cost of revenue	73,225	78,378	448,977	454,557

Gross profit	46,049	48,977	283,014	307,521
Selling, general and administrative expenses	67,738	71,225	274,967	287,560
Other general expenses, net	—	—	(4,376)	—
Impairment charges	—	—	107,501	411,390

Operating loss	(21,689)	(22,248)	(95,078)	(391,429)

Other expense:
Interest expense	6,110	6,916	27,182	28,157
Impairment of equity-method investment	9,012	6,861	9,012	6,861
Expense associated with convertible debt exchange	—	1,920	1,090	1,920

Loss before provision for income taxes	(36,811)	(37,945)	(132,362)	(428,367)
Provision for / (Benefit from) income taxes	15,027	(15,299)	167	(73,132)

Loss before investment in unconsolidated affiliate	$(51,838)	$(22,646)	$(132,529)	$(355,235)

Income/(losses) of unconsolidated affiliate	6	47	(1,488)	(1,038)

Net loss	$(51,832)	$(22,599)	$(134,017)	$(356,273)

Weighted average shares outstanding:
Basic and Diluted	18,880	18,868	18,878	18,870

Net Loss Per Share:
Basic and Diluted	$(2.75)	$(1.20)	$(7.10)	$(18.88)

Earnings before interest, taxes, depreciation, amortization and impairment charges (EBITDA) reconciliation:
Net loss	$(51,832)	$(22,599)	$(134,017)	$(356,273)
(Income)/losses of unconsolidated affiliate	(6)	(47)	1,488	1,038
Provision for / (Benefit from) income taxes	15,027	(15,299)	167	(73,132)
Expense associated with convertible debt exchange	—	1,920	1,090	1,920
Impairment of equity-method investment	9,012	6,861	9,012	6,861
Depreciation and amortization expense	7,330	7,090	29,650	27,832
Amortization of development costs	1,664	1,496	6,615	5,334
Interest expense	6,110	6,916	27,182	28,157

EBITDA	$(12,695)	$(13,662)	$(58,813)	$(358,263)

Impairment of goodwill and intangible assets	—	—	107,501	411,390

Adjusted EBITDA	$(12,695)	$(13,662)	$48,688	$53,127

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School Specialty, Inc.

SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

Preliminary and Unaudited

	April 28, 2012	April 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$484	$9,821
Accounts receivable	62,826	67,442
Inventories	100,504	111,266
Deferred catalog costs	11,737	16,639
Prepaid expenses and other current assets	11,111	14,516
Refundable income taxes	2,883	—
Deferred taxes	4,797	—

Total current assets	194,342	219,684
Property, plant and equipment, net	57,491	65,571
Goodwill	41,263	129,390
Intangible assets, net	124,242	155,889
Development costs and other	35,206	36,383
Deferred taxes long-term	1,077	10,227
Investment in unconsolidated affiliate	9,900	20,400

Total assets	$463,521	$637,544

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities — long-term debt	$955	$98,243
Accounts payable	74,244	85,639
Accrued compensation	8,094	7,972
Deferred revenue	3,095	3,600
Deferred taxes	—	4,454
Accrued income taxes	—	11,855
Other accrued liabilities	19,020	25,428

Total current liabilities	105,408	237,191
Long-term debt — less current maturities	289,668	198,036
Other liabilities	499	688

Total liabilities	395,575	435,915

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	—	—
Common stock, $0.001 par value per share, 150,000,000 authorized and 24,300,545 and 24,290,345 shares issued, respectively	24	24
Capital paid-in excess of par value	444,428	441,335
Treasury stock, at cost 5,420,210 and 5,420,210 shares, respectively	(186,637)	(186,637)
Accumulated other comprehensive income	23,631	26,390
(Accumulated deficit)	(213,500)	(79,483)

Total shareholders’ equity	67,946	201,629

Total liabilities and shareholders’ equity	$463,521	$637,544

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School Specialty, Inc.

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Preliminary and Unaudited

	Fiscal Year Ended
	April 28, 2012	April 30, 2011
Cash flows from operating activities:
Net loss	$(134,017)	$(356,273)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	29,650	27,832
Amortization of development costs	6,615	5,334
Amortization of debt fees and other	2,399	2,162
Share-based compensation expense	2,507	2,846
Impairment goodwill and intangible assets	107,501	411,390
Impairment of equity method investment	9,012	6,861
Expense associated with convertible debt exchange	1,090	1,920
Losses of investment in unconsolidated affiliate	1,488	1,038
Deferred taxes	(1,393)	(89,392)
(Gain) on sale of assets	(4,376)	—
Non-cash convertible debt deferred financing costs	9,462	9,999
Changes in current assets and liabilities
Accounts receivable	3,598	5,783
Inventories	10,028	(11,297)
Deferred catalog costs	4,902	(3,046)
Prepaid expenses and other current assets	(481)	1,347
Accounts payable	(11,424)	38,430
Accrued liabilities	(18,671)	5,076

Net cash provided by operating activities	17,890	60,010

Cash flows from investing activities:
Additions to property, plant and equipment	(11,098)	(15,789)
Investment in product development costs	(7,608)	(9,052)
Cash paid in acquisition, net of cash acquired	—	(360)
Proceeds from sale of assets	6,650	—

Net cash used in investing activities	(12,056)	(25,201)

Cash flows from financing activities:
Proceeds from bank borrowings	670,600	810,600
Repayment of debt and capital leases	(641,404)	(720,068)
Redemption of convertible debt	(42,500)	(133,000)
Payment of debt and other	(1,867)	(3,555)

Net cash used in financing activities	(15,171)	(46,023)

Net decrease in cash and cash equivalents	(9,337)	(11,214)
Cash and cash equivalents, beginning of period	9,821	21,035

Cash and cash equivalents, end of period	$484	$9,821

Free cash flow reconciliation:
Net cash provided by operating activities	$17,890	$60,010
Additions to property and equipment	(11,098)	(15,789)
Investment in development costs	(7,608)	(9,052)
Proceeds from sale of assets	6,650	—

Free cash flow	$5,834	$35,169

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School Specialty, Inc.

School Specialty, Inc.

Segment Analysis — Revenues and Gross Profit/Margin Analysis

(In Thousands)

Preliminary and Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	4Q12-QTD	4Q11-QTD	Change $	Change %	4Q12-QTD	4Q11-QTD
Revenues
Educational Resources	$96,357	$101,906	$(5,549)	-5.4%	80.8%	80.0%
Accelerated Learning	22,750	25,282	(2,532)	-10.0%	19.1%	19.9%
Corporate and Interco Elims	167	167	—		0.1%	0.1%

Total Revenues	$119,274	$127,355	$(8,081)	-6.3%	100.0%	100.0%

					% of Gross Profit
	4Q12-QTD	4Q11-QTD	Change $	Change %	4Q12-QTD	4Q11-QTD
Gross Profit
Educational Resources	$35,534	$36,333	$(799)	-2.2%	77.2%	74.2%
Accelerated Learning	10,290	12,383	(2,093)	-16.9%	22.3%	25.3%
Corporate and Interco Elims	225	261	(36)		0.5%	0.5%

Total Gross Profit	$46,049	$48,977	$(2,928)	-6.0%	100.0%	100.0%

Segment Gross Margin Summary-QTD

	4Q12-QTD	4Q11-QTD
Gross Margin
Educational Resources	36.9%	35.7%
Accelerated Learning	45.2%	49.0%
Total Gross Margin	38.6%	38.5%

Segment Revenues and Gross Profit/Margin Analysis-YTD

					% of Revenue
	4Q12-YTD	4Q11-YTD	Change $	Change %	4Q12-YTD	4Q11-YTD
Revenues
Educational Resources	$526,260	$534,803	$(8,543)	-1.6%	71.9%	70.2%
Accelerated Learning	205,063	226,607	(21,544)	-9.5%	28.1%	29.7%
Corporate and Interco Elims	668	668	—		0.0%	0.1%

Total Revenues	$731,991	$762,078	$(30,087)	-3.9%	100.0%	100.0%

					% of Gross Profit
	4Q12-YTD	4Q11-YTD	Change $	Change %	4Q12-YTD	4Q11-YTD
Gross Profit
Educational Resources	$174,167	$179,379	$(5,212)	-2.9%	61.5%	58.3%
Accelerated Learning	108,121	125,868	(17,747)	-14.1%	38.2%	40.9%
Corporate and Interco Elims	726	2,274	(1,548)		0.3%	0.8%

Total Gross Profit	$283,014	$307,521	$(24,507)	-8.0%	100.0%	100.0%

Segment Gross Margin Summary-YTD

	4Q12-YTD	4Q11-YTD
Gross Margin
Educational Resources	33.1%	33.5%
Accelerated Learning	52.7%	55.5%
Total Gross Margin	38.7%	40.4%

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School Specialty, Inc.

School Specialty, Inc.

Reconciliation of GAAP Net Loss and Net Loss per Share to Adjusted Net (Loss) and Net (Loss) per Share

(In Thousands, Except Per Share Amounts)

Preliminary and Unaudited

	Three Months Ended		Fiscal Year Ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011
GAAP Net Loss	$(51,832)	$(22,599)	$(134,017)	$(356,273)
Special Items, net of tax:
Other general expenses, net	—	—	2,695	—
Impairment charges	(5,550)	(4,226)	(91,020)	(349,156)
Expense associated with convertible debt exchange	—	(1,182)	(671)	(1,182)
Deferred tax valuation allowance	(28,976)	—	(31,836)	—

Adjusted Net (Loss)	$(17,306)	$(17,191)	$(13,184)	$(5,935)

	Three Months Ended		Fiscal Year Ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011
GAAP Net Loss per Share	$(2.75)	$(1.20)	$(7.10)	$(18.88)
Special Items, net of tax:
Other general expenses, net	—	—	0.14	—
Impairment charges	(0.29)	(0.22)	(4.82)	(18.50)
Expense associated with convertible debt exchange	—	(0.06)	(0.04)	(0.06)
Deferred tax valuation allowance	(1.53)	—	(1.69)	—

Adjusted (Loss) Earnings per share	$(0.92)	$(0.91)	$(0.70)	$(0.31)

Note: Totals may not foot due to rounding differences.

School Specialty’s financial results for the fourth quarter and fiscal year ended fiscal 2012 and 2011 included certain items that management believes are not representative of its operating performance. These items include non-cash impairment charges for goodwill and other non-amortizable assets and the impact of recording valuation allowances on deferred tax balances associated with certain tax benefit carryforwards that are not expected to be realized in future periods. This additional information and reconciliation is not meant to be considered in isolation or as a substitute for the company’s results of operations as prepared and presented in accordance with GAAP.

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